As filed with the Securities and Exchange Commission on July 2, 2012

Registration No. 333-149425

333-166285

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-149425

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-166285

UNDER

THE SECURITIES ACT OF 1933

SOLUTIA INC.

(Exact name of registrant as specified in its charter)

Delaware	43-1781797
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

200 South Wilcox Drive

Kingsport, Tennessee 37662

(Address of Principal Executive Offices)

Solutia Inc. 2007 Management Long-Term Incentive Plan

Solutia Inc. 2007 Non-Employee Director Stock Compensation Plan

(Full Title of the Plan)

Theresa K. Lee, Esq.

Senior Vice President, Chief Legal and Administrative Officer

Eastman Chemical Company

P.O. Box 431

Kingsport, Tennessee 37662

(432) 229-2000

(Name, Address and Telephone Number,

including Area Code, of Agent for Service)

Copy to:

Mark L. Hanson, Esq.

Jones Day

1420 Peachtree Street, N.E., Suite 800

Atlanta, GA 30309

(404) 581-3939

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

EXPLANATORY NOTE

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (the “Registration Statements”) filed by Solutia Inc. (the “Company”) with the Securities and Exchange Commission:

1.	Registration Statement No. 333-149425, filed on February 28, 2008, registering 7,450,000 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), issuable under the Solutia Inc. 2007 Management Long-Term Incentive Plan and the Solutia Inc. 2007 Non-Employee Director Stock Compensation Plan; and

2.	Registration Statement No. 333-166285, filed on April 23, 2010, registering an additional 3,640,000 shares of Common Stock issuable under the Solutia Inc. 2007 Management Long-Term Incentive Plan.

On July 2, 2012, pursuant to an Agreement and Plan of Merger dated as of January 26, 2012 (the “Merger Agreement”) by and among Eastman Chemical Company, a Delaware corporation (“Parent”), Eagle Merger Sub Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, Merger Sub merged with and into the Company, with the Company surviving the Merger and becoming an indirect wholly-owned subsidiary of the Parent (the “Merger”).

As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements. Accordingly, pursuant to undertakings contained in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering, the Company is filing this post-effective amendment to the Registration Statements to deregister all of such securities of the Company registered but unsold under the Registration Statements, if any, as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these post effective amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kingsport, State of Tennessee, on this 2nd day of July, 2012.

SOLUTIA INC.

By:	/s/ Brian L. Henry
Name:	Brian L. Henry
Title:	Secretary